Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-210313

EQUINOX FRONTIER FUNDS

(a Delaware statutory trust)

PROSPECTUS SUPPLEMENT

TO

PROSPECTUS AND DISCLOSURE DOCUMENT

DATED APRIL 29, 2016

The following information amends the disclosure in the Prospectus and Disclosure Document dated as of April 29, 2016, as supplemented from time to time (the “Prospectus”). If any statement in this supplement conflicts with a statement in the Prospectus, the statement in this supplement controls. Capitalized terms not defined herein will have the meaning ascribed to such term in the Prospectus.

Equinox Fund Management, LLC

Managing Owner

DATED JUNE 27, 2016

EQUINOX FRONTIER FUNDS

EQUINOX FRONTIER DIVERSIFIED FUND; EQUINOX FRONTIER MASTERS FUND;

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

Supplement dated June 27, 2016 to the Prospectus and Disclosure Document dated as of April 29, 2016

The fourth paragraph under the heading “SUMMARY—The Managing Owner” is hereby deleted in its entirety and replaced with the following:

•	engage in the speculative trading of a diversified portfolio of futures, forwards (including interbank foreign currencies) and options contracts and/or other derivative instruments, which may also be effected through the investments in, or divestments from, trading companies managed by the managing owner and/or one or more commodity pools available on the Galaxy Plus Platform, each of which will be advised by an individual trading advisor, and enter into one or more swap contracts, and may, from time to time, engage in cash and spot transactions;

The fourth paragraph under the heading “SUMMARY—The Units” is hereby deleted in its entirety and replaced with the following:

The percentage return (and associated dollar amount) that your investment must earn in the indicated series, after taking into account estimated interest income, in order to break-even after one year is as follows (please see the “Break-Even Analysis” on page 18): Equinox Frontier Diversified Fund: Class 1 – 6.86% ($68.61); Class 2 – 4.55% ($45.55); Class 3 – 4.23% ($42.25); Equinox Frontier Masters Fund: Class 1 – 7.25% ($72.53); Class 2 – 5.07% ($50.66); Class 3 – 4.75% ($47.53); and Equinox Frontier Long/Short Commodity Fund: Class 1a – 7.98% ($79.82); Class 2a – 5.77% ($57.69); Class 3a – 5.45% ($54.53).

The first and sixth columns of the chart under the heading “SUMMARY—Fees and Expenses” are hereby deleted in their entirety and replaced with the following:

Series	Brokerage Commission and Investment and Trading Fees and Expenses (5)
%
Frontier
Diversified
Class 1	3.09
Class 2	3.09
Class 3 (9)	3.09
Frontier
Masters
Class 1	2.99
Class 2	2.99
Class 3 (9)	2.99
Frontier
Long/Short Commodity
Class 1a	2.94
Class 2a	2.94
Class 3a (9)	2.94

The last two sentences in the second footnote entitled “Ongoing Service Fee” to the chart under the heading “SUMMARY—Fees and Expenses” are hereby deleted in their entirety and replaced with the following:

Ongoing service fees will be paid until such time as the 2.0% service fee limit is reached. See footnote 9 below.

The seventh sentence in the third footnote entitled “Management Fee” to the chart under the heading “SUMMARY—Fees and Expenses” is hereby deleted in its entirety and replaced with the following:

As of January 31, 2016, the weighted average management fee embedded in (i) swaps owned by Equinox Frontier Diversified Fund was 1.00% per annum, and (ii) swaps owned by Equinox Frontier Long/Short Commodity Fund was 1.64% per annum, and the managing owner has waived the entire management fee due to it from those series in respect of such series’ investment in swaps.

The seventh sentence in the fourth footnote entitled “Incentive Fee” to the chart under the heading “SUMMARY—Fees and Expenses” is hereby deleted in its entirety and replaced with the following:

As of January 31, 2016, the weighted average incentive fee embedded in (i) swaps owned by Equinox Frontier Diversified Fund was 20.37% of trading profits earned by the relevant reference programs, and (ii) swaps owned by Equinox Frontier Long/Short Commodity Fund was 23.65% of trading profits earned by the relevant reference programs, and the managing owner has waived all incentive fees due to it from those series in respect of such series’ investment in swaps.

The first paragraph in the fifth footnote entitled “Brokerage Commission and Investment and Trading Fees and Expenses” to the chart under the heading “SUMMARY—Fees and Expenses” is hereby deleted in its entirety and replaced with the following:

(5)

Brokerage Commission and Investment and Trading Fees and Expenses—Each series pays the clearing brokers and/or the managing owner amounts equal to the percentage indicated of the nominal assets of such series allocated to the trading advisors, including through investments in commodity pools available on the Galaxy Plus Platform, and any reference programs annually for brokerage commissions and other investment and trading fees and expenses charged in connection with such series’ trading activities. The amount indicated is an estimate based upon historical experience. The clearing brokers receive all brokerage commissions and applicable exchange fees, NFA fees, give up fees, pit brokerage fees and all other trading fees and expenses.

The clearing brokers’ brokerage commissions and applicable fees currently average approximately $3.01 for the Equinox Frontier Diversified Fund, the Equinox Frontier Masters Fund and the Equinox Frontier Long/Short Commodity Fund, per round-turn trade. The aggregate amount paid by each series includes a fee to the managing owner of up to 2.25% of the nominal assets allocated to the trading advisors, including through investments in commodity pools available on the Galaxy Plus Platform, and any reference programs of the applicable series.

The first paragraph in the sixth footnote entitled “Interest Expense” to the chart under the heading “SUMMARY—Fees and Expenses” is hereby deleted in its entirety and replaced with the following:

(6)	Interest Expense—Except for that portion of each trading company’s assets used as margin to maintain forward currency contract or swap positions and assets held at the trust level for cash management, the proceeds of the offering for each series will be (i) deposited in cash in segregated accounts in the name of each relevant trading company at the clearing brokers in accordance with CFTC segregation requirements and/or (ii) invested in one or more commodity pools available on the Galaxy Plus Platform. The clearing brokers credit each trading company with 80% to 100% of the interest earned on its average net assets (other than those assets held in the form of U.S. Government securities) on deposit with the clearing brokers each week. The managing owner also may invest non-margin assets in U.S. government securities which include any security issued or guaranteed as to principal or interest by the United States, or by a person controlled by or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by Congress of the United States or any certificate of deposit for any of the foregoing, including U.S. Treasury bonds, U.S. Treasury bills and issues of agencies of the U.S. government, and certain cash items such as money market funds, certificates of deposit (under nine months) and time deposits. Investments of a series in commodity pools on the Galaxy Plus Platform will not directly earn interest income.

The eighth footnote entitled “Galaxy Plus Managed Account Platform Fee” to the chart under the heading “SUMMARY—Fees and Expenses” is hereby deleted in its entirety and replaced with the following:

(8)	Galaxy Plus Managed Account Platform Fee—Each series will pay to the Galaxy Plus Platform an amount equal to 0.15% per annum of the investment in the applicable commodity pool on the Galaxy Plus Platform by such series, determined on the basis of the nominal assets allocated to the trading advisor retained by such commodity pool.

The charts under the heading “BREAK-EVEN ANALYSIS” are hereby deleted in their entirety and replaced with the following:

EQUINOX FRONTIER DIVERSIFIED FUND

	Class 1		Class 2		Class 3 (8)
	$	%	$	%	$	%
Management Fee (1)	22.50	2.25	22.50	2.25	22.50	2.25
Service Fee (2)	20.00	2.00	2.50	0.25	0.00	0.00
Brokerage Commissions and Investment and Trading Fees and Expenses (3, 9)	31.00	3.09	31.00	3.09	31.00	3.09
Incentive Fee (4)	6.73	0.67	1.18	0.12	0.38	0.04
Less Interest income (5, 9)	-16.00	-1.60	-16.00	-1.60	-16.00	-1.60
Due Diligence and Custodial Fees and Expenses (6, 9)	1.20	0.12	1.20	0.12	1.20	0.12
Redemption Fee (7)	0.00	0.00	0.00	0.00	0.00	0.00
Galaxy Platform Fee (10)	3.27	0.33	3.27	0.33	3.27	0.33
Trading profit the series must earn for you to recoup your investment after one year	68.61	6.86	45.55	4.55	42.25	4.23

EQUINOX FRONTIER MASTERS FUND

	Class 1		Class 2		Class 3 (8)
	$	%	$	%	$	%
Management Fee (1)	30.18	3.02	30.18	3.02	30.18	3.02
Service Fee (2)	20.00	2.00	2.50	0.25	0.00	0.00
Brokerage Commissions and Investment and Trading Fees and Expenses (3, 9)	29.90	2.99	29.90	2.99	29.90	2.99
Incentive Fee (4)	5.30	0.53	0.93	0.09	0.30	0.03
Less Interest income (5, 9)	-16.00	-1.60	-16.00	-1.60	-16.00	-1.60
Due Diligence and Custodial Fees and Expenses (6, 9)	1.20	0.12	1.20	0.12	1.20	0.12
Redemption Fee (7)	0.00	0.00	0.00	0.00	0.00	0.00
Galaxy Platform Fee (10)	1.96	0.20	1.96	0.20	2.96	0.20
Trading profit the series must earn for you to recoup your investment after one year	72.53	7.25	50.66	5.07	47.53	4.75

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

	Class 1a		Class 2a		Class 3a (8)
	$	%	$	%	$	%
Management Fee (1)	37.23	3.72	37.23	3.72	37.23	3.72
Service Fee (2)	20.00	2.00	2.50	0.25	0.00	0.00
Brokerage Commissions and Investment and Trading Fees and Expenses (3, 9)	29.36	2.94	29.36	2.94	29.36	2.94
Incentive Fee (4)	5.59	0.56	0.98	0.10	0.32	0.03
Less Interest income (5, 9)	-16.00	-1.60	-16.00	-1.60	-16.00	-1.60
Due Diligence and Custodial Fees and Expenses (6, 9)	1.20	0.12	1.20	0.12	1.20	0.12
Redemption Fee (7)	0.00	0.00	0.00	0.00	0.00	0.00
Galaxy Platform Fee (10)	2.42	0.24	2.42	0.24	2.42	0.24
Trading profit the series must earn for you to recoup your investment after one year	79.82	7.98	57.69	5.77	54.53	5.45

The ninth footnote to the charts under the heading “BREAK-EVEN ANALYSIS” is hereby deleted in its entirety and replaced with the following:

(9)	These fees and expenses may not be paid directly by the series; rather may be an element of the pricing of swaps or other derivative instruments. Such fees and expenses are estimated based on our historical experience.

The following footnote is added after the ninth footnote to the charts under the heading “BREAK-EVEN ANALYSIS”:

(10)	See footnote 8 on page 11 under the heading “Summary—Fees and Expenses” and on page 84 under the heading “Fees and Expenses.”

The first and sixth columns of the chart under the heading “FEES AND EXPENSES—Summary Table of Fees and Expenses” are hereby deleted in their entirety and replaced with the following:

Series	Brokerage Commission and Investment and Trading Fees and Expenses (5)
%
Frontier
Diversified
Class 1	3.09
Class 2	3.09
Class 3 (9)	3.09

Series	Brokerage Commission and Investment and Trading Fees and Expenses (5)
%
Frontier
Masters
Class 1	2.99
Class 2	2.99
Class 3 (9)	2.99
Frontier
Long/Short Commodity
Class 1a	2.94
Class 2a	2.94
Class 3a (9)	2.94

The last two sentences in the second footnote entitled “Ongoing Service Fee” to the chart under the heading “FEES AND EXPENSES—Summary Table of Fees and Expenses” are hereby deleted in their entirety and replaced with the following:

Ongoing service fees will be paid until such time as the 2.0% service fee limit is reached. See footnote 9 below.

The seventh sentence in the third footnote entitled “Management Fee” to the chart under the heading “FEES AND EXPENSES—Summary Table of Fees and Expenses” is hereby deleted in its entirety and replaced with the following:

As of January 31, 2016, the weighted average management fee embedded in (i) swaps owned by Equinox Frontier Diversified Fund was 1.00% per annum, and (ii) swaps owned by Equinox Frontier Long/Short Commodity Fund was 1.64% per annum, and the managing owner has waived the entire management fee due to it from those series in respect of such series’ investment in swaps.

The seventh sentence in the fourth footnote entitled “Incentive Fee” to the chart under the heading “FEES AND EXPENSES—Summary Table of Fees and Expenses” is hereby deleted in its entirety and replaced with the following:

As of January 31, 2016, the weighted average incentive fee embedded in (i) swaps owned by Equinox Frontier Diversified Fund was 20.37% of trading profits earned by the relevant reference programs, and (ii) swaps owned by Equinox Frontier Long/Short Commodity Fund was 23.65% of trading profits earned by the relevant reference programs, and the managing owner has waived all incentive fees due to it from those series in respect of such series’ investment in swaps.

The first paragraph in the fifth footnote entitled “Brokerage Commission and Investment and Trading Fees and Expenses” to the chart under the heading “FEES AND EXPENSES—Summary Table of Fees and Expenses” is hereby deleted in its entirety and replaced with the following:

(5)

Brokerage Commission and Investment and Trading Fees and Expenses—Each series pays the clearing brokers and/or the managing owner amounts equal to the percentage indicated of the nominal assets of such series allocated to the trading advisors, including through investments in one or more commodity pools available on the Galaxy Plus Platform, and any reference programs annually for brokerage commissions and other investment and trading fees and expenses charged in connection with such series’ trading activities. The amount indicated is an estimate based upon historical experience. The clearing brokers receive all brokerage commissions and applicable exchange fees, NFA fees, give up fees, pit brokerage fees and all other trading fees and expenses. The clearing brokers’ brokerage commissions and applicable fees currently average approximately $3.01 for the Equinox Frontier Diversified Fund, the Equinox Frontier Masters Fund and the

Equinox Frontier Long/Short Commodity Fund, per round-turn trade. The aggregate amount paid by each series includes a fee to the managing owner of up to 2.25% of the nominal assets allocated to the trading advisors (the “Managing Owner Fee”), including through investments in one or more commodity pools available on the Galaxy Plus Platform, and any reference programs annually of the applicable series.

The first paragraph in the sixth footnote entitled “Interest Expense” to the chart under the heading “FEES AND EXPENSES—Summary Table of Fees and Expenses” is hereby deleted in its entirety and replaced with the following:

(6)	Interest Expense—Except for that portion of each trading company’s assets used as margin to maintain forward currency contract or swap positions and assets held at the trust level for cash management, the proceeds of the offering for each series will be (i) deposited in cash in segregated accounts in the name of each relevant trading company at the clearing brokers in accordance with CFTC segregation requirements and/or (ii) invested in one or more commodity pools available on the Galaxy Plus Platform. The clearing brokers credit each trading company with 80% to 100% of the interest earned on its average net assets (other than those assets held in the form of U.S. Government securities) on deposit with the clearing brokers each week. The managing owner also may invest non-margin assets in U.S. government securities which include any security issued or guaranteed as to principal or interest by the United States, or by a person controlled by or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by Congress of the United States or any certificate of deposit for any of the foregoing, including U.S. Treasury bonds, U.S. Treasury bills and issues of agencies of the U.S. government, and certain cash items such as money market funds, certificates of deposit (under nine months) and time deposits. Investments of a series in commodity pools on the Galaxy Plus Platform will not directly earn interest income.

The eighth footnote entitled “Galaxy Plus Managed Account Platform Fee” to the chart under the heading “FEES AND EXPENSES—Summary Table of Fees and Expenses” is hereby deleted in its entirety and replaced with the following:

(8)	Galaxy Plus Managed Account Platform Fee—Each series will pay to the Galaxy Plus Platform an amount equal to 0.15% per annum of the investment in the applicable commodity pool on the Galaxy Plus Platform by such series, determined on the basis of the nominal assets allocated to the trading advisor retained by such commodity pool.

The first paragraph under the heading “FEES AND EXPENSES—Charges to Be Paid by the Trust—Galaxy Plus Managed Account Platform” is hereby deleted in its entirety and replaced with the following:

Each series, which currently invests its assets in both trading companies managed by the managing owner and in commodity pools available through the Galaxy Plus Platform, expects to ultimately allocate all of its assets to such commodity pools, in addition to entering into any swaps or other derivative instruments with respect to certain reference trading programs. Each series will pay to the Galaxy Plus Platform an amount equal to 0.15% per annum of the investment in the applicable commodity pool on the Galaxy Plus Platform by such series, determined on the basis of the nominal assets allocated to the trading advisor retained by such commodity pool.

The first paragraph under the heading “FEES AND EXPENSES—Charges to Be Paid by the Trust—Brokerage Commissions and Investment and Trading Fees and Expenses” is hereby deleted in its entirety and replaced with the following:

The trust, with respect to each Frontier series, currently pays the clearing brokers and the managing owner amounts totaling approximately 3.19% to 3.46% of each series’ nominal assets allocated to the trading advisors, including through investments in one or more commodity pools available on the Galaxy Plus Platform, and any reference programs annually for brokerage commissions and other investment and trading fees and expenses charged in connection with such series’ trading activities. The aggregate amount paid varies from series to series based on various factors, including, without limitation, the frequency of trading by each series’ trading advisors. The current estimated aggregate amount for each series is included in the break-even analysis for each series set forth in the Appendix to this prospectus for such series. The clearing brokers receive all brokerage commissions and applicable exchange fees, NFA fees, give up fees, pit brokerage fees and all other trading fees and expenses. The clearing brokers’ brokerage commissions and applicable fees currently average approximately $3.01 for the Equinox

Frontier Diversified Fund, the Equinox Frontier Masters Fund and the Equinox Frontier Long/Short Commodity Fund per round-turn trade. The aggregate amount paid by each series includes a fee to the managing owner of up to 2.25% of the nominal assets allocated to the trading advisors, including through investments in one or more commodity pools available on the Galaxy Plus Platform and any reference programs annually of the applicable series. The amount of such fee varies by series. The exact amount of brokerage commissions, exchange fees, NFA fees, give up fees, pit brokerage fees and transaction related fees and expenses which will be incurred by each series can be difficult to estimate and will depend upon a number of factors including the nature and frequency of the market opportunities presented, the size of the transactions, the degree of leverage employed and the transaction rates in effect from time to time.

The last sentence of the first paragraph under the heading “EQUINOX FRONTIER FUNDS SUBSCRIPTION AGREEMENT FOR CLASS 1 LIMITED UNITS OF BENEFICIAL INTERESTS—INSTRUCTIONS—Number 3” in Exhibit B is hereby deleted in its entirety and replaced with the following:

Fractional Units will be issued in up to five (5) decimal places.

The last sentence of the first paragraph under the heading “EQUINOX FRONTIER FUNDS SUBSCRIPTION AGREEMENT FOR CLASS 2 LIMITED UNITS OF BENEFICIAL INTERESTS—INSTRUCTIONS—Number 3” in Exhibit B is hereby deleted in its entirety and replaced with the following:

Fractional Units will be issued in up to five (5) decimal places.